EXHIBIT 7

REPORT OF CONDITION

WILMINGTON TRUST, NATIONAL ASSOCIATION

As of the close of business on December 31, 2014

Thousands of Dollars
ASSETS
Cash and balances due from depository institutions:	2,246,734
Securities:	5,091
Federal funds sold and securities purchased under agreement to resell:	0
Loans and leases held for sale:	0
Loans and leases net of unearned income, allowance:	444,218
Premises and fixed assets:	7,821
Other real estate owned:	338
Investments in unconsolidated subsidiaries and associated companies:	0
Direct and indirect investments in real estate ventures:	0
Intangible assets:	2,033
Other assets:	63,718
Total Assets:	2,769,953

Thousands of Dollars
LIABILITIES
Deposits	2,168,256
Federal funds purchased and securities sold under agreements to repurchase	89,000
Other borrowed money:	0
Other Liabilities:	76,499
Total Liabilities	2,333,755

Thousands of Dollars
EQUITY CAPITAL
Common Stock	1,000
Surplus	387,020
Retained Earnings	48,773
Accumulated other comprehensive income	(595)
Total Equity Capital	436,198
Total Liabilities and Equity Capital	2,769,953